UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2011

LIGAND PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-33093	77-0160744
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11085 North Torrey Pines Road, Suite 300, La Jolla, California 92037

(Address of principal executive offices) (Zip Code)

(858) 550-7500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously announced, on March 24, 2011, Ligand Pharmaceuticals Incorporated (“Ligand”) and Chiva Pharmaceuticals, Inc. (“Chiva”) entered into a License Agreement which grants Chiva licenses for clinical development, in China, of pradefovir in hepatitis B and MB07133 in hepatocellular carcinoma. Ligand also granted Chiva a non-exclusive HepDirect technology license for the discovery, development and worldwide commercialization of new compounds in hepatitis B, hepatitis C and hepatocellular carcinoma. HepDirect is a liver-specific drug targeting technology for chemically modifying the molecule to render it inactive until the modification is cleaved off by a liver-specific enzyme. Chiva is an affiliate of Hainan Kaihua Pharmaceutical Co., Ltd.

Under the terms of the License Agreement, Ligand was entitled to receive an upfront licensing fee of $500,000 by March 31, 2011. Ligand is also entitled to receive an additional $500,000 licensing fee by December 31, 2011 and an annual licensing fee of $25,000 by January 30 of each year, beginning in 2011. Ligand also can potentially earn more than $100 million from milestones and royalties on potential sales. Ligand will also receive an undisclosed percentage of any revenue generated by Chiva from sublicensing collaboration compounds to third parties in a major market outside China. Ligand also has the potential to earn a 10% equity position in Chiva in the future as a milestone payment.

By its terms, the License Agreement is effective as of January 6, 2011.

As previously announced, Ligand, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), acquired Metabasis Therapeutics, Inc. (“Metabasis”) on January 27, 2010 (the “Merger”).

Through the Merger, Ligand acquired (among other things) Metabasis’ pradefovir, MB07133 and HepDirect programs.

The Merger consideration paid to the former Metabasis stockholders included an aggregate of 35,147,294 “General” contingent value rights (“General CVRs”) governed by a “General” Contingent Value Rights Agreement dated January 27, 2010 (as amended on January 26, 2011, the “General CVR Agreement”). The General CVR Agreement provides (among other things) for the payment to the holders of the General CVRs, pro rata and after certain defined reductions, of 50% of any cash proceeds received in connection with licensing of programs such as pradefovir and HepDirect and 30% of any cash proceeds received in connection with licensing of MB07133.

The first $500,000 licensing fee payment was received by Ligand from Chiva. On April 6, 2011, Ligand sent Mellon Investor Services LLC, as Rights Agent under the General CVR Agreement (the “Rights Agent”), an achievement certificate certifying that the holders of General CVRs are entitled to receive pro rata $133,142 calculated as follows:

50% of the $150,000 gross licensing fee regarding pradefovir = $75,000; plus 30% of the $350,000 gross licensing fee regarding MB07133 = $105,000; minus $45,513 of reasonable costs and expenses incurred in connection with the License Agreement; and then minus 1% of such $134,487 subtotal to be contributed to the Stockholders’ Representative Fund established pursuant to the Merger Agreement = $180,000 minus $45,513 and further minus $1,345 = $133,142;

and Ligand has delivered the $133,142 to the Rights Agent. On July 1, 2011, the Rights Agent shall distribute the $133,142 pro rata (i.e., approximately $0.004 cash for each General CVR) to the holders as of June 28, 2011 (the third business day before July 1, 2011) of the General CVRs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

Date: April 8, 2011

	By:	/s/ Charles S. Berkman
	Name:	Charles S. Berkman
	Title:	Vice President, General Counsel and Secretary